Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 9, 2012, with respect to the consolidated financial statements for the year ended December 31, 2011 included in the Annual Report of Hickory Tech Corporation on Form 10-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Hickory Tech Corporation on Forms S-3 (File No. 333-78051) and on Forms S-8 (File No. 333-127394, 333-107932, 333-69827, 33-49704, 33-62718 and 33-65142).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 6, 2014